PROMISSORY NOTE

FACE AMOUNT	$2,553,125
PRICE	$2,375,000
INTEREST RATE	7% per annum
NOTE NUMBER	March-2007-101
ISSUANCE DATE	March 26, 2007
MATURITY DATE	December 26, 2007

FOR VALUE RECEIVED, Sunrise Energy Resources, Inc., a Delaware corporation, and all of its subsidiaries (the "Company") (OTC BB: SEYR) hereby promises to pay to the order of DUTCHESS PRIVATE EQUITIES FUND, LTD., a Cayman Island exempted company (the "Holder"), by the Maturity Date, or earlier, the Face Amount of Two Million Five Hundred and Fifty-three Thousand One Hundred Twenty-five Dollars ($2,553,125) plus accrued interest U.S., (this "Note") in such amounts, at such times and on such terms and conditions as are specified herein. The Company and the Holder are sometimes hereinafter collectively referred to as the "Parties" and each a "Party" to this Agreement.

Article 1	Method of Payment/Interest

Section 1.1 Payments made to the Holder by the Company in satisfaction of this Note (referred to as a "Payment," or "Payments", or the amounts outlined as the "Payment Amount") based upon the following schedule:

Payment due on April 26, 2007 will be in the amount of twenty thousand dollars ($20,000);

Payment due on May 26, 2007 will be in the amount of twenty thousand dollars ($20,000);

Payment due on June 26, 2007 will be in the amount of twenty thousand dollars ($20,000);

Payment due on July 26, 2007 will be in the amount of twenty thousand dollars ($20,000);

Payment due on August 26, 2007 and the 26th business day of each month thereafter until this Note is paid in full will be in the amount of five hundred fifteen thousand one hundred and seventy dollars and fifty-seven cents ($515,170.57).

Any outstanding balance on the Note upon Maturity shall be due and payable immediately to the Holder at such time.

SEYR Note March.2007.$2,553,125.FINAL
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Payments made during a month that exceed the Payment Amount due shall NOT be applied to any future Payments due to the Holder by the Company; provided, however, that such Payments will reduce the unpaid Face Amount of the Note accordingly.

Section 1.2    If before Maturity the Company raises any funds in excess of $1 million (one million US dollars) from a third-party, whether involving the issuance of debt or equity, including any equity line agreements with the Holder or a third party (a "Financing"), then the Company shall pay to the Holder one hundred percent (100%) of the net proceeds therefrom in excess of the first $1 million as prepayment of the Face Amount of this Note, Interest and penalties, if any, then due. A Financing will also include the sale by the Company of any of its assets which are deemed to be material to the Company (excluding assets sold in the normal course of business). All prepayments described in this Section 1.2 shall be made to the Holder within three (3) business days of the Company's receipt of proceeds from the Financing. Failure to comply with this Section 1.2 shall constitute an Event of Default (as described in Article 4 hereof). The Holder may, but is not required to, waive all or part of this Section 1.2 upon request from the Company, and any such waiver shall not be unreasonably withheld.

Section 1.3    The Company shall pay seven percent (7%) annual coupon on the unpaid Face Amount of this Note, commencing on the Issuance Date (the "Interest"). The Interest shall compound daily, pro rata for partial periods.

Section 1.4    Notwithstanding any provision to the contrary in this Note, within the first six (6) months, the Company may pay in full to the Holder ninety-seven and one-half percent (97.5%) of the balance due on the Face Amount, in readily available funds at any time and from time to time without penalty. In the event of repayment of the ninety-seven and one-half percent (97.5%) of the balance due on the Face Amount within six (6) months the Company shall be deemed to have fully repaid the Note and shall become free and clear of any and all obligations to the Holder.

Article 2	Collateral

Section 2.1    The Company does hereby agree to issue to the Holder for use as Collateral forty (40) signed Put Notices consistent with the conditions set forth in Article 12. In the event, the Holder uses the Collateral in full, the Company shall immediately deliver to the Holder additional Put Notices to the extent of the outstanding Face Amount as requested by the Holder.

Section 2.2    Upon the completion of the Company's obligation to the Holder of the Face Amount of this Note, the Company will not be under any further obligation to complete additional Puts. All remaining Put sheets shall be marked "VOID" by the Holder and returned to the Company at the Company's request.

Section 2.3    The above collateral Put Notices come into effect only in the Event of Default (as hereinafter defined). The Company shall not be obligated to deliver any shares of its common stock related to the collateral Put Notices unless an Event of Default has occurred. The Company may, at its discretion, place all such collateral Put Notice in escrow to be released in the Event of Default pursuant to instruction by the Company.

SEYR Note March.2007.$2,553,125.FINAL
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Article 3	Unpaid Amounts

Section 3.1    In the event that the Company has not repaid the Face Amount by the Maturity Date (the "Residual Amount"), then as liquidated damages (the "Liquidated Damages"), the Face Amount shall be increased by ten percent (10.0%) as an initial penalty and an additional two and one-half percent (2.5%) per month (pro rata for partial periods), compounded daily, for each month until the Face Amount is paid in full. Further, if a Residual Amount remains at Maturity, it shall constitute an Event of Default hereunder. The Parties acknowledge that the Liquidated Damages are not interest under this Note and shall not constitute a penalty.

Article 4	Defaults and Remedies

Section 4.1    Events of Default. An "Event of Default" occurs if any one of the following occur:

(a)    The Company does not make a Payment within three (3) business days of a Payment Date, or a Residual Amount on the Note exists on the Maturity Date;

(b)    The Company, pursuant to or within the meaning of any Bankruptcy Law (as defined below): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as defined below) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days;

(c)    The Company's $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, in excess of two (2) consecutive trading days (excluding suspensions of not more than one (1) trading day resulting from business announcements by the Company);

(d)    The registration statement for the shares underlying the current Equity Line of Credit is not effective for any reason;

(e)     The Company breaches a material term of this Agreement or any of the Company's representation or warranties hereunder were false when made;

(f)      The Company fails to carry out Puts, including any paperwork needed, in a timely manner;

(g)     An event of default occurs under any agreement given as security for the obligations and liabilities under this Note, including, without limitation the Security Agreement of even date herewith among the Company, TOV Energy-Servicing Company Esko Pivnich ("Esko"); and Pari, Ltd. ("Pari"), and the Holder (the "Security Agreement").

SEYR Note March.2007.$2,553,125.FINAL
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(h)    The occurrence of any event which is described elsewhere in this Note as constituting an Event of Default hereunder.

As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors, and the term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

 Section 4.2    Remedies. Upon the occurrence of each and every Event of Default, the Holder may seek any or all of the following remedies to the extent of the Residual Amount:

(a)    The Holder may elect to execute the Puts in an amount that will repay the Holder and fully enforce the Holder's rights under the Security Agreement as well as the Secured Continuing Unconditional Guaranty of even date herewith among Pari, Esko and the Holder (the "Guaranty")

(b)    The Holder may increase the Face Amount of the Note by ten percent (10.0%) as an initial penalty and an additional two and one-half percent (2.5%) per month (pro rata for partial periods), compounded daily, until such Event of Default is cured (if capable of being cured) or this Note, together with all interest thereon, is repaid in full (i.e., exercise the Liquidated Damages option). The Parties acknowledge that the Liquidated Damages are not interest under this Note and shall not constitute a penalty.

(c)    The Holder may elect to stop any further funding to the Company excluding the Equity Line of Credit.

(d)    As more fully described herein, the Holder may also do either (i) or (ii) below, but not both; provided, however, that the Holder may only utilize (i) below in the event of default pursuant to Section 4.1 and such default is not cured by the Company within thirty five (35) days:

(i)    Switch the Residual Amount to a three-year ("Convertible Maturity Date"), eighteen percent (18%) interest bearing convertible debenture at a floating rate discount of twenty-five percent (25%) to the prevailing market price during conversion, and with such other terms described hereinafter (the "Convertible Debenture"). The Convertible Debenture shall be considered closed ("Convertible Closing Date") as of the date of the Event of Default.

(ii)   The Holder may increase the Payment Amount described under Article 1 hereof to fulfill the repayment of the Residual Amount, by using the Collateral Put Notices. The Company shall provide full cooperation to the Holder in directing funds owed to the Holder on any Put made by the Company to the Investor. The Company agrees to diligently carry out the terms outlined in the Equity Line for delivery of any such shares. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Holder from Puts to the Holder, as reasonably determined by the Holder, the Holder may, after giving the Company five (5) business days advance notice to cure same, elect to increase the Face Amount of the Note by two and one-half percent (2.5%) per day, compounded daily, in addition to and on top of any additional remedies available to the Holder under this Note.

SEYR Note March.2007.$2,553,125.FINAL
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Section 4.3    Conversion Privilege

(a)    In the event that a Convertible Debenture is issued by the Company pursuant to Section 4.2(d)(i), the Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.4 hereof, but the number of shares issuable shall be rounded up to the nearest whole share.

(b)    In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.4 hereof.

Section 4.4    Conversion Procedure

(a)    The Holder may elect to convert the Residual Amount in whole or in part any time and from time to time following the Convertible Closing Date. Such conversion shall be effectuated by providing the Company, or its attorney, with that portion of the Convertible Debenture to be converted together with a facsimile or electronic mail of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronically mailed the Notice of Conversion (receipt being via a confirmation of the time such facsimile or electronic mail to the Company as provided by the Holder). The Holder can elect to either reissue the Convertible Debenture, or continually convert the remaining Residual Amount under the Debenture.

(b)    Common Stock to be Issued. Upon the conversion of the Convertible Debenture by the Holder, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if, at that time, a registration statement covering the underlying shares of Common Stock has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in specified denominations representing the number of shares of Common Stock issuable upon such conversion. In the event that the Convertible Debenture is deemed saleable under Rule 144 of the Securities Act, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible to for all costs associated with the issuance of the shares, including but not limited to the opinion letter, overnight delivery of the certificates and any other costs that arise. The Company shall act as registrar of the Shares of Common Stock to be issued and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions have been given or will be given to the transfer agent which limit, or otherwise prevent resale and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

SEYR Note March.2007.$2,553,125.FINAL
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(c)    Conversion Rate. The Holder is entitled to convert the Convertible Debenture Residual Amount, plus accrued interest and penalties, anytime following the Convertible Closing Date, at the lesser of either (i) seventy-five percent (75%) of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Notice of Conversion or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date ("Fixed Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

(d)    Nothing contained in the Convertible Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company. In the event this Section 4.4(d) applies, the Parties agree that the terms of this Note shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

(e)    The Holder shall be treated as a shareholder of record on the date the Company is required to issue the Common Stock to the Holder. If prior to the issuance of stock certificates, the Holder designates another person as the entity in the name of which the stock certificates requesting the Convertible Debenture are to be issued, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. If the Holder converts any part of the Convertible Debentures, or will be, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, immediately upon request by the Holder.

(f)     Within four (4) business days after receipt of the documentation referred to in this Section, the Company shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within four (4) business days after the Conversion Date, the Company shall pay to the Holder an additional one percent (1.0%) per day in cash of the full dollar value of the Debenture Residual Amount then remaining after conversion, compounded daily; provided, however, that the Company shall not be liable for any amounts under this Section 4.4(f) in the event that the delay in the issuance of the Common Stock is as a result of actions by the Holder or outside of the control of the Company. The Company shall use reasonably commercial efforts to ensure that its transfer agent, Computer Share, timely complies with any instructions to issue shares as may be required.

SEYR Note March.2007.$2,553,125.FINAL
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(g)    The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available. Any Convertible Debentures, or any portion thereof, which cannot be converted due to the Company's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile, within one (1) business days of such default.

(h)    The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by 0.24, the product of which is then multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder, where N equals the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in Section 4.4(c) hereof, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in Section 4.4(c) hereof until the expiration of the conversion period.

(i)     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures in full will cause the Holder to suffer irreparable harm, and that the actual damages to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable, and under the circumstances, do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(j)     If, by the fourth (4th) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would had been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares, minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration only and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

SEYR Note March.2007.$2,553,125.FINAL
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Article 5	Additional Financing and Registration Statements

Section 5.1    The Company will not enter into any additional financing agreements whether for debt or equity, without prior expressed written consent from the Holder, which may be given or withheld in Holder's sole and absolute discretion.

Section 5.2    The Company agrees that it shall not file any registration statement which includes any of its Common Stock (other than registration statements associated with registering shares on Form S-4, Form S-8 (covering shares of the Company's Common Stock issued pursuant to a bona fide employee stock option plan or other Company common stock benefit plan approved by the Board of Directors) or other limited purpose form) until such time as the Note is paid in full (the "Lock-Up Period") or unless and until Holder gives its prior written consent (which may be given or withheld in Holder's sole and absolute discretion), except for any registration statements the Company is contractually obligated to file pursuant to a Financing that may be conducted by the Company before Maturity, provided a copy of the agreement for such financing is provided by the Company to the Holder.

Section 5.3    If at any time while this Note is outstanding, the Company issues or agrees to issue to any entity or person ("Third-Party") for any reason whatsoever, any common stock or securities convertible into or exercisable for shares of common stock (or modify any such terms in effect prior to the execution of this Note) (a "Third Party Financing"), at terms deemed by the Holder to be more favorable to the Third-Party, then the Company grants to the Holder the right, at the Holder's election, to modify the terms of this Note to match or conform to the more favorable term or terms of the Third-Party Financing. The rights of the Holder in this Section 5.3 are in addition to all other rights the Holder has pursuant to this Note and the related Security Agreement between the Holder and the Company.

Violation of any Section under this Article 5 shall constitute an Event of Default and the Holder may elect to take the action or actions outlined in Article 4 hereof.

SEYR Note March.2007.$2,553,125.FINAL
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Article 6	Notice

Section 6.1    Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Attn: Roman Livson
Sunrise Energy Resources, Inc
551 FIFTH AVENUE
SUITE 2020
NEW YORK NY 10017
Telephone: 212-973-0063
Fax: 212-214-0310

If to the Holder:

Dutchess Capital Management, LLC
Douglas Leighton
50 Commonwealth Ave, Suite 2
Boston, MA 02116
Telephone: (617) 301-4700
Facsimile: (617) 249-0947

Section 6.2    The Parties are required to provide each other with five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 7	Time

Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed ("Holiday"), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 8	No Assignment.

This Note and the obligations hereunder shall not be assigned.

SEYR Note March.2007.$2,553,125.FINAL
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Article 9	Rules of Construction.

In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

Article 10	Governing Law

The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 11	Disputes Subject to Arbitration

The Parties shall submit all disputes arising under this Note to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (the "AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the Parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No Party will challenge the jurisdiction or venue provisions provided in this Article 11. Nothing in this Article 11 shall limit the Holder's right to obtain an injunction for a breach of this Note from any court of law. Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in this Article 11 fully adjudicates the dispute.

Article 12	Conditions to Closing

The Company shall have delivered the proper Collateral to the Holder before Closing of this Note.

Article 13	Closing Costs

The Company agrees to pay for related expenses associated with the proposed transaction of fifteen thousand dollars ($15,000). This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. All such structuring and administration expenses shall be deducted from the first Closing.

The Company shall pay sixty thousand dollars ($60,000) to the Holder upon Closing.

SEYR Note March.2007.$2,553,125.FINAL
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Article 14	Indemnification

In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby, or (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 15	Incentive Shares

The Company shall issue fifty thousand (50,000) shares of unregistered, restricted Common Stock to the Holder as an incentive for the investment ("Incentive Shares"). The Incentive Shares shall be issued and delivered immediately to the Holder and shall carry piggyback registration rights and may be included in one or more registration statements filed by the Company covering shares to be registered for its own account or for the account of selling securityholders, or both (other than a registration statement associated with registering shares on Form S-4, S-8 or other limited purpose form). The Company shall notify the Holder of its intent to file a registration statement and the Holder shall promptly accept or decline from including the Incentive Shares in such registration statement The Company's failure to issue the Incentive Shares constitutes an Event of Default and the Holder may elect to enforce the remedies outlined in Article 4. The Company's obligation to provide the Holder with the Incentive Shares, as set forth herein, shall survive the operation of the Agreement and any default on this obligation shall provide the Holder with all rights, remedies and default provisions set forth in this Note, or otherwise available by law.

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Article 16	Use of Proceeds

The Company shall use the funds for capital expenditures, working capital and general corporate purposes.

Article 17	Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 18	Senior Obligation

The Company shall cause this Note to be senior in right of payment to all other current or future debt of the Company. The Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder under this Note and the failure to do so shall constitute an Event of Default.

Article 19	Transactions With Affiliates

The Company shall not, and shall cause each of its Subsidiaries to not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock-Up Period.

Article 20	Equity Line Obligations

At the request of the Holder, at any time after the Company's current effective registration statement for the Equity Line of Credit with Dutchess Private Equities Fund (File No: 333-137360), has five hundred thousand (500,000) shares or less remaining for issuance and, if so permitted under Rule 415 of the Securities Act of 1933, as amended, or the general guidelines (if any) promulgated by the United States Securities and Exchange Commission (the "SEC" or the "Commission"), the Company shall immediately prepare and file a new registration statement for the registration of additional shares as set forth in a related Investment Agreement on the same terms and conditions as the Investment Agreement dated September 7, 2006. The Holder shall also retain the right to determine the date of the filing of such registration statement, but in no event sooner than twenty (20) business days prior to a notice being given to the Company. The Company shall respond to any and all SEC comments or correspondence, whether written or oral, direct or indirect, formal or informal ("Comments"), within seven (7) business days of receipt by the Company of such Comments. To the extent necessary and applicable to the Holder, the Holder shall assist the Company in responding to any such Comments. The seven (7) business day period shall be extended as may be required by delays caused by the Holder; and, provided further, that such seven (7) business day period shall be extended an additional two (2) business days for responses to SEC Staff accounting comments. The Company shall undertake best efforts to cause any such registration statement relating to these securities to become effective no later than two (2) business days after notice from the SEC that the Registration Statement has been cleared of all comments. Failure to do any action outlined in this Article 20 shall constitute an Event of Default and the Holder may seek to take actions as outlined in Article 4.

SEYR Note March.2007.$2,553,125.FINAL
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Article 21	Security

This Note shall be secured by and the Holder shall have full right to exercise its rights and remedies under (i) the Security Agreement and (ii) the Guaranty.

Article 22	Miscellaneous

Section 22.1    This Note may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Note by such Party. Such facsimile copies shall constitute enforceable original documents.

Section 22.2    The Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws, (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or their organizational charter or Bylaws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect (as defined below). The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and is not aware of any facts which would lead to delisting of the Common Stock by the Principal Market.

SEYR Note March.2007.$2,553,125.FINAL
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Section 22.3    The Company and its Subsidiaries are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

Section 22.4    Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue this Note and Incentive Shares in accordance with the terms hereof and thereof; (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Shares pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders; (iii) this Note has been duly and validly executed and delivered by the Company; and (iv) this Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

SEYR Note March.2007.$2,553,125.FINAL
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Section 22.5    The execution and delivery of this Note shall not alter the prior written agreements between the Company and the Holder, consisting of the Investment Agreement and Registration Rights Agreement. This Note is the final agreement between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Note may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. The execution and delivery of this Note is done in conjunction with the previously executed Security Agreement (as defined in Article 21 hereof).

Section 22.6    There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

Section 22.7    All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

Section 22.8    The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company has been submitted to the Holder or is described or within past filings with the SEC. The Company agrees not to initiate or institute any new stock option or stock incentive plan without the prior written consent of the Holder.

Section 22.9    The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Note.

Section 22.10   In the event that any rules, regulations, oral or written interpretations or comments, whether written or oral, formal or informal, from the SEC, NASD, NYSE, NASDAQ or other governing or regulatory body, prohibit or hinder any operation of this Agreement or the Equity Line, the Parties hereby agree that those specific terms and conditions shall be negotiated in good faith on similar terms within a commercially reasonable time period, but in no event greater than ten (10) business days, and shall not alter, diminish or affect any other rights, duties, obligations or covenants in this Note and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment. Failure for the Company to agree to such new terms as necessary to achieve the intent of the original documents, shall constitute an Event of Default and the Holder may therefore elect to take actions as outlined in Article 4 hereof; provided, however, that the Holder must act in a commercially reasonable manner for an Event of Default as provided hereunder to occur.

SEYR Note March.2007.$2,553,125.FINAL
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Section 22.11    The Company hereby represent and warrants to the Holder that: (i) it is voluntarily issuing this Note of its own freewill, (ii) it is not issuing this Note under economic duress, (iii) the terms of this Note are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Note, advise the Company with respect to this Note, and represent the Company in connection with its issuance of this Note.

Section 22.12    Intentionally Deleted.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its authorized officer as of the date first indicated above.

SUNRISE ENERGY RESOURCES, INC

By:	/s/ Konstantin Tsiryulnikov
Name:	Konstantin Tsiryulnikov
Title:	President and CEO

By:	/s/ Roman Livson
Name:	Roman Livson
Title:	Chief Financial Officer

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By:	/s/ Douglas H. Leigton
Name:	Douglas H. Leighton
Title:	Director

SEYR Note March.2007.$2,553,125.FINAL
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